Exhibit 99.1

LENSAR Announces Preliminary Fourth Quarter and Full Year 2022 Results

Installed ten ALLY® Adaptive Cataract Treatment Systems in 2022

Contracts for an additional six ALLY Systems executed in December 2022; Installations expected in first half 2023

ORLANDO, Fla. (February 14, 2023) – LENSAR, Inc. (Nasdaq: LNSR) (“LENSAR” or “the Company”), a global medical technology company focused on advanced femtosecond laser surgical solutions for the treatment of cataracts, today announced its preliminary unaudited revenue for the fourth quarter and full year ended December 31, 2022 and its cash balance as of December 31, 2022, and provided an update on the launch of its ALLY® Adaptive Cataract Treatment System.

“2022 was a transformational year for LENSAR, driven by the successful U.S. launch of the ALLY System in mid-August, marking the beginning of the transition to our next-generation technology and the many clinical, functional and financial advantages that it delivers to surgeons and their patients. I am pleased to share that we not only met our previously stated goal of having ten ALLY Systems installed and generating revenue by the end of 2022, we were also successful in the execution of contracts for an additional six ALLY Systems, with the installations and trainings scheduled for the first half of 2023,” said Nick Curtis, Chief Executive Officer of LENSAR. “Feedback from our early adopters has been enthusiastic and interest from prospective surgeons has continued to grow steadily since launch. While we have been constrained by supply chain challenges, we expect these to ease and are excited to make the ALLY System more broadly available in 2023.”

Fourth quarter and full year 2022 preliminary unaudited operating results

The Company expects to report the following financial information and key operational metrics.

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Total revenue for the quarter ended December 31, 2022 was approximately $10.2 million, compared to total revenue of $11.2 million for the quarter ended December 31, 2021. The decrease from the fourth quarter of 2021 was primarily due to a decrease in procedure revenue in South Korea.
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Fourth quarter 2022 revenue represented a 32% increase in revenue over the third quarter of 2022.
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As of December 31, 2022, LENSAR installed ten ALLY Systems and executed contracts for an additional six ALLY Systems, which are expected to be installed in the first half of 2023.
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Total revenue for the year ended December 31, 2022 was approximately $35.4 million, as compared to total revenue of $34.5 million for the year ended December 31, 2021.
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Cash and Cash equivalents totaled approximately $14.7 million as of December 31, 2022.

Participation at the 2023 BTIG MedTech, Digital Health, Life Science and Diagnostic Tools Conference

On Tuesday, February 14, 2023, the Company will participate at the 2023 BTIG MedTech, Digital Health, Life Science and Diagnostic Tools Conference.

About LENSAR

LENSAR is a commercial-stage medical device company focused on designing, developing, and marketing advanced systems for the treatment of cataracts and the management of visually significant astigmatism as an integral aspect of the cataract procedure. LENSAR has developed its next-generation ALLY® Adaptive Cataract Treatment System, the first platform to integrate proprietary imaging with a dual-pulse femtosecond laser in a compact system. The ALLY System is designed to transform cataract surgery by utilizing LENSAR’s advanced technologies with the ability to perform the entire procedure in an operating room or in-office surgical suite, delivering operational efficiencies and reduced overhead. The ALLY System includes LENSAR’s proprietary Streamline® software technology, designed to guide surgeons to achieve better outcomes.

Forward-looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding the Company’s commercialization and production of the ALLY® Adaptive Cataract Treatment System, expectations with respect to supply chain challenges, revenue and cash amounts the Company expects to be reported, and the Company’s participation in an upcoming conference. In some cases, you can identify forward-looking statements by terms such as “aim,” “anticipate,” “approach,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “goal,” “intend,” “look,” “may,” “mission,” “plan,” “possible,” “potential,” “predict,” “project,” “pursue,” “should,” “target,” “will,” “would,” or the negative thereof and similar words and expressions.

Forward-looking statements are based on management’s current expectations, beliefs and assumptions and on information currently available to us. Such statements are subject to a number of known and unknown risks, uncertainties and assumptions, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various important factors, including, but not limited to: the Company’s history of operating losses and ability to generate revenue; its ability to maintain, grow market acceptance of and enhance its LENSAR Laser and ALLY Systems; the impact of the COVID-19 pandemic and the Company’s ability to grow revenues; the Company’s ability to obtain any additional necessary clearances or approvals for the ALLY System; the willingness of patients to pay the price difference for LENSAR products; its ability to grow a U.S. sales and marketing organization; its ability to meet its future capital needs; the impact of any material disruption to the supply or manufacture of ALLY Systems and its recurring revenue products; the ability of the Company to compete against competitors that have longer operating histories and more established products than the Company; the Company’s ability to address numerous international business risks; and the other important factors that are disclosed under the heading “Risk Factors” contained in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022, filed with the Securities and Exchange Commission (“SEC”), as such factors may be updated from time to time in its other filings with the SEC, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, to be filed with the SEC, each accessible on the SEC’s website at www.sec.gov and the Investor Relations section of the Company’s website at https://ir.lensar.com.

All forward-looking statements are expressly qualified in their entirety by such factors. Except as required by law, the Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. These forward-looking statements should not be relied upon as representing LENSAR’s views as of any date subsequent to the date of this press release.

Financial Disclosure Advisory

The 2022 financial results included in this press release are unaudited and preliminary, and this press release does not present all information necessary for an understanding of the Company’s financial condition as of December 31, 2022 and its results of operations for the three months and year ended December 31, 2022. The Company’s actual results may differ from the preliminary estimates above due to the completion of the Company’s year-end accounting procedures, including execution of the Company’s internal control over financial reporting, and audit of the Company’s financial statements for the year ended December 31, 2022 by the Company’s independent registered public accounting firm, which are ongoing.

Contacts:	Lee Roth / Cameron Radinovic
Thomas R. Staab, II, CFO	Burns McClellan for LENSAR
ir.contact@lensar.com	lroth@burnsmc.com / cradinovic@burnsmc.com